                                                           Exhibit 99.1

Investor Contact:         Linda Hurt                     FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:             Patrick Hiatte
(817) 867-6418

Burlington Northern Santa Fe Reports
Second Quarter Results

•
Quarterly earnings were $1.00 per diluted share, which included a $0.31 per share charge related to environmental matters in Montana and a $0.03 per share effect from additional personal injury accruals.  This compares to second-quarter 2007 earnings of $1.20 per diluted share.

•	Freight revenues were $613 million, or 16 percent higher than second quarter of 2007 and included an increase in fuel surcharges of approximately $400 million over prior year.

•
Operating income was $714 million, compared to second-quarter 2007 operating income of $841 million.  The decrease in operating income reflects a $474 million increase in fuel expense and includes a $175 million charge related to environmental matters in Montana and $15 million for additional personal injury accruals.

•	The Company also announced that planned capital commitments for 2008 will be increased, as described below.

         FORT WORTH, Texas, July 24, 2008 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported quarterly earnings of $1.00 per diluted share, which included a $0.31 per share charge related to environmental matters in Montana and a $0.03 per share effect from additional personal injury accruals.  This compares to second-quarter 2007 earnings of $1.20 per diluted share.

        “We experienced a number of challenges during the second quarter, including a soft economy, rapidly increasing fuel prices and significant damage to our network from flooding across the Midwest.  I am proud of the efforts of our team to rebuild our network despite significant devastation. As of mid-July, network fluidity and service to our customers had been fully restored.  Despite current softness in the economy, we continue to be optimistic about the long-term given the strength of our diverse franchise, the value of our product offering and our continued focus on yield and productivity improvement,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer.

-more-

        Second-quarter 2008 freight revenues increased $613 million, or 16 percent, to $4.35 billion compared with $3.74 billion in the prior year. The 16-percent increase in revenue was primarily attributable to improved yields and an increase in fuel surcharges of approximately $400 million driven by higher fuel prices.

        Agricultural Products revenues increased $218 million, or 36 percent, to $828 million, due primarily to strong unit volumes in ethanol, corn, soybeans and wheat combined with improved yields.  Coal revenues of $902 million rose $126 million, or 16 percent, driven by improved yields and contractual inflation escalators, partially offset by lower unit volumes due to weather-related challenges.  Industrial Products revenues increased by $96 million, or 10 percent, to $1.05 billion.  Strong demand for construction and petroleum products was offset by a decline in building products due to weakness in the housing market.  Consumer Products revenues of $1.57 billion rose $173 million, or 12 percent as strong domestic intermodal unit volumes and improved yields were offset by lower international intermodal unit volumes.  Each of the business units also benefited from increased fuel surcharges driven by higher fuel prices.

        Operating expenses for the second quarter of 2008 were $3.76 billion compared with second-quarter 2007 operating expenses of $3.00 billion.  The $762 million increase in operating expenses was largely driven by a $474 million increase in fuel expense due to higher fuel prices and includes a $175 million charge related to environmental matters in Montana and $15 million for additional personal injury accruals.

        The Company also announced that planned capital commitments for 2008 will be about $2.85 billion, or $275 million higher than previously disclosed due to:  (i) the acceleration of capital projects to take advantage of the Economic Stimulus Act of 2008, (ii) the acquisition of additional new locomotives which will enable the Company to take advantage of the significant fuel efficiency and other environmental benefits and the Economic Stimulus Act of 2008, and (iii) capital expenditures associated with significant flooding costs in the Midwest.

        Burlington Northern Santa Fe Corporation's subsidiary BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces.  BNSF Railway Company is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States.  BNSF Railway Company is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows:

Burlington Northern Santa Fe Corporation
Consolidated Income Information
(Dollars in millions, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Operating revenues
Freight revenues	$4,349	$3,736	$8,492	$7,280
Other revenues	129	107	247	208
Total operating revenues	4,478	3,843	8,739	7,488

Operating expenses
Fuel	1,245	771	2,254	1,423
Compensation and benefits	951	925	1,934	1,857
Purchased services	540	507	1,065	1,009
Depreciation and amortization	349	322	690	629
Equipment rents	223	237	453	469
Materials and other	456 (a)	240	754 (a)	566 (b)
Total operating expenses	3,764	3,002	7,150	5,953

Operating income	714	841	1,589	1,535
Interest expense	140	132	274	253
Other expense, net	5	6	5	11

Income before income taxes	569	703	1,310	1,271
Income tax expense	219	270	505	489

Net income	$350	$433	$805	$782

Diluted earnings per share	$1.00	$1.20	$2.30	$2.16

Diluted average shares outstanding (in millions)	349.2	360.8	350.2	362.2

Operating ratio (c)	83.6%	77.5%	81.3%	78.9%

(a) Second quarter 2008 includes a $0.31 per share charge related to environmental matters in Montana and a $0.03 per share effect from additional personal injury accruals.

(b) 2007 includes a first-quarter charge of $81 million for additional environmental expenses and a technology system write-off.

(c) Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation
Consolidated Balance Sheet Information
(Dollars in millions, except per share amounts)

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$481	$330
Accounts receivable, net	829	790
Materials and supplies	689	579
Current portion of deferred income taxes	337	290
Other current assets	455	192
Total current assets	2,791	2,181

Property and equipment, net	30,131	29,567

Other assets	2,220	1,835

Total assets	$35,142	$33,583

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$3,051	$2,824
Long-term debt due within one year	434	411
Total current liabilities	3,485	3,235

Long-term debt and commercial paper	8,385	7,735
Deferred income taxes	8,698	8,484
Casualty and environmental liabilities	1,014	843
Pension and retiree health and welfare liability	454	444
Employee separation costs	73	77
Other liabilities	1,700	1,621
Total liabilities	23,809	22,439

Stockholders' equity:
Common stock and additional paid-in capital	7,579	7,353
Retained earnings	11,728	11,152
Treasury stock and other	(7,974)	(7,361)
Total stockholders' equity	11,333	11,144

Total liabilities and stockholders' equity	$35,142	$33,583

Book value per share	$32.91	$32.05
Common shares outstanding (in millions)	344.4	347.7
Net debt to total capitalization (a)	42.4%	41.2%

(a) Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders' equity.

Burlington Northern Santa Fe Corporation
Consolidated Cash Flow Information *
(Dollars in millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Operating activities

Net income	$350	$433	$805	$782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	349	322	690	629
Deferred income taxes	49	62	132	114
Long-term casualty and environmental liabilities, net	184	(9)	191	33
Other, net	32	52	33	93
Change in accounts receivable sales program	-	(300)	-	-
Other changes in working capital	(190)	(132)	(146)	(75)

Net cash provided by operating activities	774	428	1,705	1,576

Investing activities

Capital expenditures	(574)	(615)	(1,042)	(1,152)
Construction costs for facility financing obligation	(13)	(8)	(17)	(9)
Other, net	(112)	120	(399)	(173)

Net cash used for investing activities	(699)	(503)	(1,458)	(1,334)

Financing activities

Net borrowings	155	420	585	467
Dividends paid	(111)	(89)	(223)	(179)
Purchase of BNSF common stock	(269)	(360)	(642)	(709)
Proceeds from stock options exercised	44	60	79	115
Proceeds from facility financing obligation	11	-	29	-
Other, net	51	45	76	82

Net cash (used for) provided by financing activities	(119)	76	(96)	(224)
(Decrease) increase in cash and cash equivalents	(44)	1	151	18

Cash and cash equivalents:
Beginning of period	525	392	330	375
End of period	$481	$393	$481	$393

* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

Burlington Northern Santa Fe Corporation
Operating Statistics *

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2008		2007	2008		2007

Cars / units (in thousands)	2,509		2,581	4,995		5,088

Average revenues per car / unit	$1,733		$1,448	$1,700		$1,431

Revenue ton miles (in millions)	164,373		163,428	332,309		320,691

Gross ton miles (in millions)	279,060		279,535	561,878		549,618

RTM / GTM	0.59		0.58	0.59		0.58

Freight revenue / thousand RTM	$26.46		$22.86	$25.55		$22.70

Operating expense / thousand RTM	$22.90	(a)	$18.37	$21.52	(a)	$18.56	(b)

Freight revenue / thousand GTM	$15.58		$13.37	$15.11		$13.25

Operating expense / thousand GTM	$13.49	(a)	$10.74	$12.73	(a)	$10.83	(b)

Compensation and benefits / thousand GTM	$3.41		$3.31	$3.44		$3.38

Average employees	41,404		41,763	40,929		41,488

Thousand RTM / average employee	3,970		3,913	8,119		7,730

Thousand GTM / average employee	6,740		6,693	13,728		13,248

Gallons of fuel used (in millions)	355		356	719		716

Average price per gallon of fuel (c)	$3.51		$2.17	$3.14		$1.99

GTM / gallon of fuel	786		785	781		768

Freight train miles (in millions)	41		42	83		83

GTM / freight train hours (in thousands)	135		126	137		125

Route miles operated	32,162		32,332	32,162		32,332

* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

(a) Second quarter 2008 includes a $175 million increase in expense related to environmental matters in Montana and $15 million for additional personal injury accruals.

(b) 2007 includes a first-quarter charge of $81 million for additional environmental expenses and a technology system write-off.

(c) Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation
Revenue Statistics by Commodity

	Three Months				Six Months
	Ended June 30,		Percent		Ended June 30,		Percent
Revenues (in millions)	2008	2007	Change		2008	2007	Change
Domestic Intermodal	$730	$610	19.7%		$1,366	$1,196	14.2%
International Intermodal	700	663	5.6		1,319	1,273	3.6
Automotive	143	127	12.6		272	243	11.9
Total Consumer Products	1,573	1,400	12.4		2,957	2,712	9.0

Industrial Products	1,046	950	10.1		1,985	1,796	10.5
Coal	902	776	16.2		1,856	1,536	20.8
Agricultural Products	828	610	35.7		1,694	1,236	37.1
Total freight revenue	4,349	3,736	16.4		8,492	7,280	16.6
Other revenue	129	107	20.6		247	208	18.8
Total revenues	$4,478	$3,843	16.5%		$8,739	$7,488	16.7%

Cars / units (in thousands)
Domestic Intermodal	539	510	5.7%		1,043	1,017	2.6%
International Intermodal	654	746	(12.3)		1,276	1,473	(13.4)
Automotive	43	44	(2.3)		82	85	(3.5)
Total Consumer Products	1,236	1,300	(4.9)		2,401	2,575	(6.8)
							.
Industrial Products	422	431	(2.1)		825	821	0.5
Coal	589	611	(3.6)		1,223	1,205	1.5
Agricultural Products	262	239	9.6		546	487	12.1
Total cars / units	2,509	2,581	(2.8	) %	4,995	5,088	(1.8	) %

Average revenue per car / unit
Domestic Intermodal	$1,354	$1,196	13.2%		$1,310	$1,176	11.4%
International Intermodal	1,070	889	20.4		1,034	864	19.7
Automotive	3,326	2,886	15.2		3,317	2,859	16.0
Total Consumer Products	1,273	1,077	18.2		1,232	1,053	17.0

Industrial Products	2,479	2,204	12.5		2,406	2,188	10.0
Coal	1,531	1,270	20.6		1,518	1,275	19.1
Agricultural Products	3,160	2,552	23.8		3,103	2,538	22.3
Average revenue per car / unit	$1,733	$1,448	19.7%		$1,700	$1,431	18.8%

Revenue ton miles (in millions)
Domestic Intermodal	13,907	12,836	8.3%		26,702	25,424	5.0%
International Intermodal	19,642	21,312	(7.8)		38,638	41,633	(7.2)
Automotive	1,548	1,629	(5.0)		3,005	3,093	(2.8)
Total Consumer Products	35,097	35,777	(1.9)		68,345	70,150	(2.6)

Industrial Products	30,144	30,629	(1.6)		58,499	58,364	0.2
Coal	68,259	69,307	(1.5)		140,569	135,741	3.6
Agricultural Products	30,873	27,715	11.4		64,896	56,436	15.0
Total revenue ton miles	164,373	163,428	0.6%		332,309	320,691	3.6%

Freight revenue per thousand ton miles
Domestic Intermodal	$52.49	$47.52	10.5%		$51.16	$47.04	8.8%
International Intermodal	35.64	31.11	14.6		34.14	30.58	11.6
Automotive	92.38	77.96	18.5		90.52	78.56	15.2
Total Consumer Products	44.82	39.13	14.5		43.27	38.66	11.9

Industrial Products	34.70	31.02	11.9		33.93	30.77	10.3
Coal	13.21	11.20	17.9		13.20	11.32	16.6
Agricultural Products	26.82	22.01	21.9		26.10	21.90	19.2
Freight revenue per thousand ton miles	$26.46	$22.86	15.7%		$25.55	$22.70	12.6%

Burlington Northern Santa Fe Corporation
Capital Expenditures

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Capital expenditures (in millions)
Engineering
Rail	$122	$117	$209	$199
Ties	107	100	178	178
Surfacing	69	78	109	126
Other	130	102	230	205
Total engineering	428	397	726	708
Mechanical	33	36	69	62
Other	22	24	51	51
Total replacement capital	483	457	846	821

Information services	20	20	43	36
New locomotive and freight car acquisitions	9	-	9	-
Terminal and line expansion	62	138	144	295
Total capital expenditures	$574	$615	$1,042	$1,152

Track miles of rail laid
Replacement capital	251	246	404	371
Expansion projects	10	51	23	72
Total	261	297	427	443

Cross ties inserted (thousands)
Replacement capital	839	818	1,379	1,482
Expansion projects	34	133	67	187
Total	873	951	1,446	1,669

Track resurfaced (miles)	4,128	4,234	6,143	6,370